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EXHIBIT 99.3

           SHAREHOLDERS APPROVE THE SALE OF RAC MOTORING SERVICES TO CENDANT FOR LI.450 MILLION, OR APPROXIMATELY $735 MILLION, IN CASH

PARSIPPANY, NEW JERSEY, August 12, 1998 - Cendant Corporation (NYSE:CD) reported today that the Board of RAC Holdings Limited, the company which indirectly owns RAC Motoring Services (RACMS), announced that its shareholders overwhelmingly approved the sale of RACMS to Cendant for a total of Li.450 million, or approximately $735 million, in cash.

As previously announced, Cendant said it expects the acquisition of RAMCS would be immediately accretive to its earnings per share, and that it would utilize its committed bank facilities to pay for the acquisition.

"Today's vote is an important step towards implementing the sale of RACMS to Cendant," said Brian McGivern, chairman of RAC Holdings Limited. "Subject to regulatory approval by the Office of Fair Trading (OFT), we look forward to completing the sale as soon as possible."

Cendant Vice Chairman, Stephen P. Holmes stated: "We are pleased that shareholders overwhelmingly approved the transaction. We look forward to continuing the RAC's long standing history of providing service excellence to consumers."

Cendant (NYSE:CD) is the world's premier provider of consumer and business services. Cendant operates in three principal segments: Travel Services, Real Estate Services and Alliance Marketing. In Travel Services, Cendant is the leading franchisor of hotels and rental car agencies worldwide; the largest provider of vacation exchange services; a leading fleet management company; the UK's largest private car park operator; and a leading motorist assistance group in the UK. In Real Estate Services, Cendant is the world's largest franchisor of residential real estate brokerage offices; a major provider of mortgage services to consumers; and a global leader in corporate employee relocation. In Alliance Marketing, Cendant provides access to insurance, travel, shopping, auto, and other services, primarily through direct marketing to customers of its affinity partners. Headquartered in Parsippany, NJ, the company has more than 40,000 employees, operates in over 100 countries.

Media Contact:                                       Investor Contact:
Elliot Bloom                                         Denise L.  Gillen
Vice President                                       Vice President
Corporate Communications                                      Investor Relations
Cendant Corporation                                  Cendant Corporation
973-496-8414 or                                      973-496-7303

Jim Fingeroth
Kekst and Company
212-521-4800